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                                                                     EXHIBIT 5.1

                                  May 5, 1999


Ticketmaster Online-CitySearch, Inc.
790 E. Colorado Boulevard, Suite 200
Pasadena, CA 91101

        RE: REGISTRATION STATEMENT ON FORM S-8/S-3

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-8/S-3 to be filed by you with the Securities and Exchange Commission on May 5, 1999 (as such may thereafter be amended or supplemented, the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 678,203 shares of your Class B Common Stock, $0.01 par value (the "Shares"), of which 671,929 have been issued under certain CityAuction, Inc. Restricted Stock Purchase Agreements, and 6,274 are reserved for issuance pursuant to options granted under the CityAuction, Inc. 1998 Stock Plan. As your legal counsel, we have examined the proceedings taken, and are familiar with the proceedings proposed to be taken, by you in connection with the sale and issuance of the Shares.

        It is our opinion that, upon completion of the proceedings being taken or contemplated by us, as your counsel, to be taken prior to the issuance of the Shares, the Shares, when issued and sold in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of Ticketmaster Online-CitySearch, Inc., will be legally and validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.

                                Very truly yours,

                                /s/ WILSON SONSINI GOODRICH & ROSATI

                                WILSON SONSINI GOODRICH & ROSATI Professional Corporation